                                  EXHIBIT 12.1
                            CORPORATE EXPRESS, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES


                            PRO FORMA                PRO FORMA
                               AS                       AS
                            ADJUSTED                 ADJUSTED
                               SIX         SIX        TWELVE
                             MONTHS      MONTHS       MONTHS      ELEVEN MONTHS
                              ENDED       ENDED        ENDED          ENDED                        FISCAL YEARS
                            AUGUST 1,   AUGUST 1,   JANUARY 31,    JANUARY 31,    ----------------------------------------------
                              1998        1998         1998           1998          1996      1995      1994      1993     1992
                            ---------   ---------   -----------   -------------   --------   -------   -------   ------   ------
Earnings:
Pretax income from
  continuing operations.... $ 41,593    $ 52,711     $ 60,099       $ 77,542      $ 73,785   $21,978   $24,600   $  505   $ (913)
Add: Fixed charges.........   65,500      54,382      117,332         64,112        49,025    25,248    21,550    5,742    5,501
Deduct: Capitalized
  interest.................    2,451       2,451        3,533          3,239         3,887       882        --       --       --
                            --------    --------     --------       --------      --------   -------   -------   ------   ------
Adjusted earnings..........  104,642     104,642      173,898        138,415       118,923    46,344    46,150    6,247    4,588
Fixed charges:
Interest expense...........   46,554      35,436       88,972         38,115        26,949    17,968    16,915    5,014    4,972
Capitalized interest.......    2,451       2,451        3,533          3,239         3,887       882
Interest portion of rent
  expense..................   16,495      16,495       24,827         22,758        18,189     6,398     4,635      728      529
                            --------    --------     --------       --------      --------   -------   -------   ------   ------
        Total fixed
          charges..........   65,500    $ 54,382     $117,332       $ 64,112      $ 49,025   $25,248   $21,550   $5,742   $5,501
Ratio of earnings to fixed
  charges..................      1.6         1.9          1.5            2.2           2.4       1.8       2.1      1.1       --(1)


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(1) The ratio of earnings to fixed charges is calculated by dividing earnings, defined as income from continuing operations before income taxes and minority interest plus fixed charges less capitalized interest, by fixed charges, defined as interest expense plus capitalized interest and the interest portion of rent expense. Fiscal 1992 earnings were lower than total fixed charges resulting in a less than one-to-one ratio of earnings to fixed charges, consequently, additional earnings of $913,000 would have been required to attain a ratio of one-to-one.